Exhibit 99.1

General Motors Corporation Employee Benefits and Human Resources Operations Mail Code 482-C26-A68 300 Renaissance Center Detroit, Michigan 48265-3000 USA

Fax # (313) 665-6728
November 21, 2008
To: GM Directors and Executive Officers
Re: Trading Blackout on GM Common Stock
We are required under the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) to notify you that you may not purchase or sell, or otherwise acquire or transfer, any GM stock that you have acquired or would acquire in connection with your service to GM as a director or executive officer. This notice is in addition to the notice you previously received.
As you were previously informed, on September 30, 2008, all purchases of GM common stock under GM’s Savings-Stock Purchase Plan (S-SPP) and the Personal Savings Plan (PSP) (collectively, the “Plans”) were suspended because the Plans had issued all of their registered shares of GM common stock. This updated notice is intended to provide you with additional information regarding the GM Common Stock Fund. State Street Bank and Trust Company (“State Street”) serves as the independent fiduciary of the GM Common Stock Fund for the GM S-SPP and PSP. As independent fiduciary, State Street is specifically authorized pursuant to its agreements with GM and the Plan documents to impose restrictions on purchases or exchanges into and out of the GM Common Stock Fund at any time. As such, State Street has determined that due to GM’s recent earnings announcement and related information about GM’s business, it is not appropriate at this time to allow additional investments by participants into the GM Common Stock Fund. Because this decision was made by State Street and not by GM, we were not able to provide advance notice of the suspension of purchases of GM stock under the Plans or of your trading blackout. Under the requirements of Sarbanes-Oxley, we will provide you with a copy of our determination that our inability to provide 15 days notice was due to unforeseeable events.
Aside from directors and executive officers, Plan participants are not prevented from selling GM stock through the Plans during the blackout period. Plan participants may also at any time exchange shares in the GM Common Stock Fund for other investment options or change their contribution election, in accordance with the provisions of the Plans. Participants’ contributions that had been directed to the GM Common Stock Fund are being invested in the default investment option for the Plan in which they participate, unless they have provided new instructions.

Under Sarbanes-Oxley, directors and executive officers are prohibited from trading in their company’s stock, subject to certain limited exceptions, for as long as a majority of participants in the company stock plans are not able to purchase or sell stock. It is presently unknown how long this trading blackout will last since the decision was made by State Street alone and not by GM.
During the blackout period you may receive information about the status of the blackout by contacting Anne Larin, and the actual beginning and ending dates of this blackout period will be available for two years after the ending date from Anne. If you have any other inquiries about this blackout, such as whether a proposed transaction would be acceptable during the blackout, please contact:
Anne Larin
GM Legal Staff
482-C23-D24
300 GM Renaissance Center
P.O. Box 300
Detroit, MI 48265-3000
313-665-4927
anne.t.larin@gm.com
Attached, for your information, is a copy of the Prospectus Addendum that will be sent to all S-SPP and PSP Participants.

Sincerely,

Preston M. Crabill, Director Pension and Savings Plans Employee Benefits and Human Resources Operations